                                 EMPLOYMENT AGREEMENT

         This employment agreement is effective as of March 11, 1996 between Insurance Auto Auctions, Inc., a California corporation (the "Company"), and James P. Alampi, ("Executive.")

         WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company upon the terms and conditions set forth below.

         NOW, THEREFORE, Company and Executive agree as follows:

         1. EMPLOYMENT AND ELECTION AS A DIRECTOR. The Company agrees to employ Executive as its President and Chief Executive Officer commencing March __, 1996 and Executive accepts employment by the Company upon the terms and conditions herein set forth. During the term of his employment, Executive shall devote his full time and attention to the business and affairs of the Company. The Company agrees to take all action necessary to nominate and elect Executive as a director of the Company as soon as possible following his commencement of employment and to continue his directorship during the term of his employment. The Statement of Expectations attached hereto as Schedule A represents the understanding between the Company and Executive regarding the expectation of Executive's deliverables during 1996.

         2.   COMPENSATION AND BENEFITS.

         (a) COMPENSATION. The Company shall pay to Executive for all services to be performed by Executive during the term of this Agreement a salary at the rate of $310,000 per annum, as reduced by required withholding taxes.

         (b) PERFORMANCE INCENTIVE. As additional compensation for performance of the services rendered by Executive during the term of this Agreement, the Company will pay to Executive, in cash, a performance incentive amount equal to 40% of Executive's annual salary based upon the achievement of objectively quantifiable and measurable goals and objectives which shall be determined, in advance, by the Compensation Committee of the Board of Directors with respect to each fiscal year of the Company. In the 1996 Fiscal Year, half of Executive's target incentive amount shall be guaranteed without regard to Executive's actual achievement of goals. Amounts paid to Executive pursuant to this Paragraph 2(b) are hereinafter referred to as "Incentive Compensation."

         (c) BENEFITS. During the term of his employment or for such time as otherwise provided in this Agreement, Executive shall be entitled to participate in such vacation, auto allowance, benefit plans, fringe benefits, life insurance, medical and dental plans (beginning on the first day of employment), retirement plans and other programs as are offered from time to time by the Company and are described in the Company's employee benefit handbooks.
Executive shall be entitled to four weeks of paid vacation each calendar year, subject to any limitations on carryover of unused vacation generally applicable to employees. The Company

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will pay for a membership in and reimburse reasonable dues for a golf club membership in a golf club to be mutually agreed upon by the Company and Executive. The club membership shall remain an asset of the Company. Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. In connection with expenses pursuant to this subparagraph (c), the Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

         (d) OPTIONS. The Company shall grant to Executive an option to purchase 200,000 shares of the Company's common stock. Such option shall be granted under the Company's 1991 Stock Option Plan and will be contingent upon shareholder approval of an amendment increasing the share reserve by a number sufficient to cover this grant. The option granted pursuant to this subparagraph (d) shall be exercisable at 100% of the fair market value of the common stock on the close of business on the day before the day that Executive becomes employed by the Company. Such option shall be subject to the usual terms and conditions of options issued pursuant to and in accordance with the Company's 1991 Stock Option Plan. The option shall become exercisable in four annual installments beginning one year after the grant date.

         (e) INDEMNIFICATION. The Company shall indemnify Executive in accordance with the terms of the Company's standard form of Indemnification Agreement.

         3.   TERMINATION.

         (a) AT WILL NATURE OF EMPLOYMENT. This Agreement shall terminate by reason of Executive's death or Disability (as defined in Section 22(e)(3) of the Internal Revenue Code). In addition, employment with the Company is not for a specific term and can be terminated by Executive or by the Company at any time for any reason, with or without cause or prior notice. Any contrary representations that may have been made or that may be made to Executive are superseded by this Agreement.

         (b) SEVERANCE BENEFITS APART FROM A CHANGE IN CONTROL. Upon the termination of this Agreement and Executive's employment hereunder, Company shall pay to Executive (UNLESS Executive voluntarily terminates Executive's employment or unless Executive's employment was terminated for Cause, in which case the Company shall not be obligated to pay Executive any amount after the date of termination other than to pay his salary earned through the date of termination plus that portion of his Incentive Compensation earned through the date of termination) each of the following:

          (i) Company shall continue to pay Executive an amount equal to his monthly salary at the rate in effect at the time of such termination for a period of twelve (12) months thereafter.

         (ii) Company shall provide, at its expense, continued coverage of Executive and Executive's beneficiaries for a period extending through the earlier of the date Executive commences any subsequent full-time employment for pay


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    and the date that is one (1) year after Executive's termination of employment, under the Company's health plan covering Executive and Executive's beneficiaries, provided that Executive properly elects coverage pursuant to COBRA.

         For purposes of this Agreement, "Cause" shall mean Executive's unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use causes material harm to the Company, Executive's conviction of a felony under the laws of the United States or any state thereof, Executive's gross negligence or Executive's continued failure to perform assigned duties for 45 days after receiving written notification from the Board. The termination of this Agreement and Executive's employment hereunder for Cause shall not affect the continuing enforceability of Section 5 or Executive's continuing obligations under Sections 5, 6, and 7.

         (c) SEVERANCE BENEFITS FOR TERMINATION FOLLOWING A CHANGE IN CONTROL. If Executive's employment with the Company terminates by reason of Executive's Involuntary Termination (as defined below) or termination by the Company without Cause (as defined above)), Executive shall be entitled to receive each of the following:

          (i) Company shall continue to pay Executive an amount equal to his Current Compensation for a period of twenty-four (24) months thereafter.

         (ii) Company shall provide, at its expense, continued coverage of Executive and Executive's beneficiaries for a period extending through the earlier of the date Executive commences any subsequent full-time employment for pay and the date that is eighteen (18) months after Executive's termination of employment, under the Company's health plan covering Executive and Executive's beneficiaries, provided that Executive properly elects coverage pursuant to COBRA.

         (iii) All of Executive's outstanding stock options to purchase Company common stock shall accelerate and become fully exercisable.

         (d)  DEFINITIONS.

          (i) CHANGE IN CONTROL. "Change in Control" shall mean the occurrence of any of the following events:

              (A) OWNERSHIP. Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said act), directly or indirectly, of securities of the Company representing at least fifty (50%) of the total voting power represented by the Company's then outstanding voting securities.


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

              (B) MERGER/SALE OF ASSETS. The stockholders of the Company approve a merger of the Company with any other Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such a merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

              (C) CHANGE IN COMPOSITION OF BOARD OF DIRECTORS. A change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

          (ii) CURRENT COMPENSATION. "Current Compensation" shall mean an amount equal to the greater of (A) the average of Executive's annual base salary and bonus earned in each year during which Executive was employed by the Company (up to a maximum of three years) which precedes the year in which the termination occurs, or (B) Executive's annual base salary for, and any bonus earned at any time during, the year in which the termination occurs.

          (iii) INVOLUNTARY TERMINATION. "Involuntary Termination" means Executive's voluntary termination following (I) a change in Executive's position with the Company which materially reduces Executive's level of responsibility, (II) a reduction in Executive's level of compensation (including base salary and bonuses) or (III) a change in Executive's place of employment, which is more than 50 miles from Executive's place of employment prior to the change, PROVIDED AND ONLY IF such change or reduction is effected without Executive's written concurrence.

         4. NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS.

         (a) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall


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the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after the date of termination, or otherwise.

         (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amount otherwise payable, or supersede, affect or in any way diminish Executive's existing rights, or rights which accrue in the future, under any applicable law or any pension benefit or welfare benefit plan, or other contract, plan or arrangement, including, without limitation, participation in stock incentive plans and deferred compensation plans. The compensation and benefits set forth in this Agreement shall in no way be construed to limit or prevent Executive from receiving or participating in other additional plans, programs, or benefits which may be made available by the Company in the future, including, without limitation, participation in stock incentive plans, retirement plans, deferred compensation plans, etc.

         5. NON-COMPETITION. During the term of this Agreement and for one year thereafter, Executive will not, directly or indirectly, whether as a partner, officer, stockholder, advisor, employee or otherwise, promote, participate, become employed by, or engage in any activity or other business similar to the Company's business or any entity engaged in a business competitive with the Company's business. If Executive fails to comply with the provisions of this Paragraph 5, the Company may, in addition to pursuing all other remedies available to the Company under law or in equity as a result of such breach, cease payment of all severance benefits under Paragraphs 3(b) and
(c).

         6. NON-INTERFERENCE. During the term of this Agreement and for one year thereafter, Executive will not disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with or soliciting its employees, disrupting its relationships with customers, agents, vendors, distributors or representatives, or otherwise. Furthermore, Executive will not during this period encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee's efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility Executive has with respect to the bona fide hiring and firing of Company personnel.

         7. PROTECTION OF CONFIDENTIAL INFORMATION. Executive agrees and acknowledges that the Confidential Information (as defined below) of the Company and its subsidiaries and affiliates is valuable, special and unique to the Company's business, that such business depends on the Confidential Information, that if such Confidential Information was known to competitors or other third parties that substantial damage to the Company's business would likely occur, that the Company in entering into this Employment Agreement is relying upon Executive's agreement not to disclose any Confidential Information and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Accordingly, Executive agrees (1) to keep any and all Confidential Information in trust for the sole use and benefit of the Company, (2) except as required by Executive's duties hereunder, as required by law or as necessary in conjunction with legal proceedings (and in


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preparation thereof with counsel), he will not at any time during, or for five
(5) years after the termination of his employment, disclose or use, directly or indirectly, any Confidential Information and (3) upon termination of his employment by the Company, he will promptly deliver to or leave with the Company all materials constituting Confidential Information (including all copies thereof) that are in the possession of, under the control of, or accessible to Executive to undertake the following obligations with respect to the Confidential Information. For purposes of this Employment Agreement, "Confidential Information" means any and all information developed by Executive during the Employment Term and used by the Company or any of its subsidiaries or affiliates or developed by or for the Company, or any of its subsidiaries or affiliates of which Executive gained knowledge by reason of his employment with the Company that is not readily available in the industry in which the Company is or becomes engaged during the Employment Term; provided, however, that "Confidential Information" shall not include information that (i) is in the public domain at the time of disclosure or which thereafter enters the public domain through no improper action or inaction by Executive or any affiliate, agent or employee related thereto, or (ii) was rightfully disclosed to Executive without restriction by a third party.

         8. RESOLUTION OF DISPUTES; ARBITRATION. Should a dispute arise concerning this Agreement, its interpretation or termination, or Executive's employment with the Company, either party may request a conference with the other party to this Agreement and the parties shall meet to attempt to resolve the dispute. Failing such resolution within thirty (30) days of either party's request for a conference, the Company and Executive shall endeavor to select an arbitrator who shall hear the dispute. In the event the parties are unable to agree on an arbitrator, Executive and the Company shall request the American Arbitration Association to submit a list of nine (9) names of persons who could serve as an arbitrator. The Company and Executive shall alternately remove names from this list (beginning with the party which wins a flip of a coin) until one person remains and this person shall serve as the impartial arbitrator. The decision of the arbitrator shall be final and binding on both parties. Each party shall bear equally all costs of the arbitrator.

         The arbitrator shall only have authority to interpret, apply or determine compliance with the provisions set forth in this Agreement, but shall not have the authority to add to, detract from or otherwise alter the language of this Agreement.

         9. NOTICES. Any notice to be given hereunder shall be in writing and effective (i) when delivered personally, or by confirmed telex or facsimile transmission or (ii) when received if sent by overnight express or mailed by certified, registered or regular mail, postage prepaid, addressed to a party at its address stated below, or to such other address as such party may designate by written notice in accordance with the provisions of this Section 8.


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

         To the Company:

         Insurance Auto Auctions, Inc.
         Attn:
         Telephone:  (818) __________
         Facsimile:  (818) __________

         To the Executive:

         James A. Alampi
         Telephone:  (   )
         Facsimile:  (   )

         10. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this
Section 10, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, then Executive's severance benefits hereunder shall be either

              (a)  delivered in full, or

              (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local, income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing by the Company's independent public accountants (the "Accountants") prior to a Change in Control, whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.


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

         11.  GENERAL.

         (a) SEVERABILITY. If any provision herein is held to be invalid or unenforceable for any reason, such provision will, to the extent of such invalidity or unenforceability, be of no force or effect, but without in any way affecting the remainder of such provision or any other provision contained herein, all of which will continue in full force and effect.

         (b) AMENDMENT. Any provision may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by written consent of (i) as to the Company, only by a member of the Company's Board of Directors, and (ii) as to Executive, only by Executive. Such amendment or waiver shall be binding upon the Company and Executive and their successors and assigns.

         (c) ASSIGNMENT. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

         (d) GOVERNING LAW. This Agreement and all disputes and suits related thereto will be governed, construed, and interpreted in accordance with the laws of the State of Illinois applicable to contracts entered into and to be performed wholly within that state by residents of that state.

         (e) NO WAIVER. No delay or failure by either party to exercise or enforce at any time, any right or provision of this Agreement will be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. Any waiver of any right hereunder in a specific circumstance will not be deemed a waiver of that right in any other circumstances or a waiver of any other right. A waiver to be valid will be in writing but need not be supported by consideration.

         (f) ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, between the parties, including all prior employment agreements. No amendment to this Agreement may be made except by a writing signed by the Company and Executive.

         (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                       COMPANY:


                                       By: /s/ Bradley S. Scott
                                           ---------------------------------
                                       Title:  Chairman of the Board
                                              ------------------------------
                                       Address:
                                                ----------------------------

                                       EXECUTIVE:

                                       /s/ James P. Alampi
                                       -------------------------------------
                                       Address:
                                                ----------------------------
                                                ----------------------------


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                                      Schedule A


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